Competitive Companies, Inc. Announces Letter of Intent to Acquire Voice Vision, Inc.

Press Release
Source: Competitive Companies Inc.
On 2:08 pm EST, Friday November 6, 2009

SAN ANTONIO, Nov. 6 /PRNewswire-FirstCall/ -- Competitive Companies Inc. (CCI) (OTC Bulletin Board: CCOP - News) announced today the Company has signed a Letter of Intent to acquire Voice Vision, Inc. (VVI). This planned acquisition is consistent with the CCI Strategic Business Plan, designed to build enterprise value through organic growth and select acquisition opportunities associated with cross-functional integration of complementary core competencies. Moreover, the value to shareholders of both companies is substantial in adding IP video delivery. Along with providing a unique voice over IP solution for CCI's current customers, Voice Vision's focus on the multibillion dollar market associated with distant learning, telemedicine and hearing impaired, is consistent to the combined and continuing commitment to our ethical, cultural and social conscious.

In announcing the Letter of Intent, William H. Gray, CEO of CCI said, "Our strategic business plan outlines a methodology that advocates enterprise growth through organic means as well as through an acquisition philosophy that integrates strategic assets and core competencies advantageous to both parties. We look forward to working very closely with Voice Vision to continue the tradition of excellence for current customers, as well as expand a full range of new and unique products and services of value."

"We have been selectively considering strategic alliance or merger candidates for some time to achieve VVI's strategic vision. We are confident this merger with CCI enhances that vision and provides the elements required to expedite our business model," added Voice Vision Chairman, Mr. Jay Potter.

About Voice Vision, Inc.

Voice Vision, Inc. is a premier provider of video communication solutions through the internet. Due to integration of technology convergence components into a high quality, competitively priced, and easy to use product, there is finally a video phone and video conferencing solution that has dramatically improved communication for large and small businesses, as well as for personal and family use. A significant differentiation is that all video to video calls are free -- a value proposition of the highest order relative to protecting your bottom line. For more information on the Company, please visit http://www.voicevisionusa.com

About Competitive Companies, Inc.

Competitive Companies, Inc. (CCI) is a Nevada Corporation with offices in Riverside, California, Eau Clair, Wisconsin, San Antonio, Texas, and Scottsdale, Arizona. The Company began operations in 1998 to provide telecommunication services including data, voice and video to multiple dwelling units (MDU's) in tier one markets. As Congress passed "open access" legislation in the MDU marketplace, larger capitalized organizations made it exceedingly difficult for the Company to compete in this space. Thus, CCI has refocused its business interest on rural communities nationwide to deliver data and voice utilizing fixed wireless as its primary delivery choice. CCI has assembled a management team with extensive telecommunications industry, financial, and business management experience. For more information on the Company, please visit http://www.cci-us.com/.

Forward-Looking Statements:

This press release contains statements that are "forward-looking" and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Generally, the words "expect," "intend," "estimate," "will" and similar expressions identify forward-looking statements. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward-looking statements. Statements in this press release regarding the Company's business or proposed business, which are not historical facts, are "forward-looking" statements that involve risks and uncertainties, such as estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Since forward-looking statements address future events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.